Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Stock Incentive Plan and 2000 Employee Stock Purchase Plan of BioSphere Medical, Inc., of our report dated January 27, 2006, except for Note Q, as to which the date is February 24, 2006, with respect to the consolidated financial statements of BioSphere Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 11, 2006